Exhibit (i)

Law Offices of

Paul, Hastings, Janofsky & Walker LLP

A Limited Liability Partnership Including Professional Corporations

55 Second Street

San Francisco, California 94105

Telephone (415) 856-7000

Facsimile (415) 856-7100

Internet: www.paulhastings.com

April 27, 2007

Matthews International Funds

Four Embarcadero Center, Suite 550

San Francisco, California 94111

Re:	Matthews International Funds (d/b/a Matthews Asian Funds) (the “Trust”)

Ladies and Gentlemen:

We hereby consent to the continued use in the Trust’s Registration Statement, until its withdrawal, of our opinions (the “Prior Opinions”) respecting the legality of the shares of beneficial interest for the following series of the Trust: Matthews Asian Growth and Income Fund, Matthews Asian Technology Fund, Matthews China Fund (formerly named Matthews Dragon Century China Fund), Matthews Japan Fund, Matthews Korea Fund, Matthews Pacific Tiger Fund, Matthews Asia Pacific Fund, Matthews India Fund and Matthews Asia Pacific Equity Income Fund.

The Prior Opinions were filed as exhibits to Post-Effective Amendment Nos. 13, 19, 17 and 30 filed with the Securities and Exchange Commission on December 20, 1999, September 26, 2003, October 31, 2005 and October 31, 2006, respectively.

Very truly yours,

/s/ Jessica N. Bentley
Jessica N. Bentley for PAUL, HASTINGS, JANOFSKY & WALKER LLP